Exhibit 99

Keithley Instruments Reports 22 Percent Sales Growth for Fiscal 2008 Third Quarter

CLEVELAND--(BUSINESS WIRE)--Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2008 third quarter ended June 30, 2008.

Third Quarter Fiscal 2008 Results

Net sales of $41.0 million for the third quarter of fiscal 2008 increased 22 percent compared with net sales of $33.4 million in last year’s third quarter. The effect of a weaker U.S. dollar positively impacted sales growth by approximately five percentage points. Sequentially, sales increased three percent from the second quarter of fiscal 2008.

The Company reported a net loss of $39 thousand, or $0.00 per share, for the third quarter of fiscal 2008 compared to a net loss of $0.5 million, or $0.03 per share, during last year’s third quarter. The Company’s operating loss of $0.4 million for the quarter ended June 30, 2008, was a $2.6 million improvement over the previous year’s third quarter loss from operations of $3.0 million. The improvement was primarily the result of increased sales volume, offset partially by an increase in selling, general and administrative costs compared to the prior year’s third quarter. During the third quarter of fiscal 2008, the Company recorded a tax benefit of $0.1 million due primarily to discrete items related to the closure of tax audits, offset by a change in other tax exposures. During the third quarter of fiscal 2007, the Company had recorded a tax benefit of $2.0 million that included research tax credits and extraterritorial income exclusion benefits.

Orders of $40.5 million for the third quarter increased 13 percent compared to last year’s orders of $36.0 million. Geographically, orders increased nine percent in the Americas, 12 percent in Asia, and 18 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately 20 percent, orders from wireless communications customers increased approximately 180 percent, orders from precision electronic component and subassembly manufacturers increased approximately ten percent, and research and education customer orders increased approximately 15 percent compared to the prior year’s third quarter. The increase in orders from the Company’s wireless communications customers was due in part to the receipt of a large order from one customer. Sequentially, orders increased four percent from the second quarter of fiscal 2008. Order backlog decreased $1.0 million during the quarter to $16.1 million as of June 30, 2008.

“We were disappointed that we slipped back into a loss position during the most recent quarter, in large part due to the Company’s semiconductor customers’ reduction in spending on production-related equipment,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “However, the semiconductor industry does continue to grow and fund their research and development projects. In addition, the other industry segments that we serve remain healthy, contributing to our overall orders and sales growth during the quarter.”

Recent Developments and New Product Update

This past quarter, the Company announced Version 4.0 of its Automated Characterization Suite (ACS) software which is used in custom configured semiconductor applications. This release contains enhancements including optional wafer reliability test tools for device reliability and lifetime prediction applications. The Company also announced Keithley Test Environment Interactive (KTEI) Version 7.1 software upgrade for the Model 4200 Semiconductor Characterization System, that includes support for testing higher power semiconductor devices used in automotive and power management applications. The Model 4200 is the most complete semiconductor characterization analyzer on the market, simplifying difficult measurements and lowering customers’ cost of ownership.

This month the Company also announced an expansion of the Series 3700 System Switch/Multimeter and Plug-in Card Family with the addition of two new cards that offer test engineers broader support for a wide variety of switching configurations, especially for testing devices with end use applications in the consumer and automotive electronics areas.

Additionally, Keithley recently introduced several new product enhancements within the field of RF (radio frequency) measurements. The Company announced the availability of a set of signal creation and analysis tools that extend its RF test capabilities to include WiMAX signal testing. WiMAX is an emerging standard for mobile and fixed communications. The wireless communication industry is currently at an inflection point – as radio architectures are moving from SISO (single-input, single-output) to MIMO (multiple-input, multiple-output) – presenting design engineers a new set of measurement challenges. Keithley systems have been designed from the ground up with MIMO measurement capability to facilitate such a transition.

The Company also announced the availability of Version 2.0 of its SignalMeisterTM Waveform Creation Software. This software features a click-and-drag, objects-based approach, allowing RF engineers to intuitively create basic and complex waveforms using graphical icons. Keithley’s RF test equipment enables designers and manufacturers of wireless devices to add new capabilities, such as higher data rates, improved signal quality and greater range to their products which include chipsets, modems, access points and cell phones.

The Company and Azimuth Systems announced a collaboration to deliver critical end-to-end MIMO RF test solutions to mobile handset manufacturers, infrastructure vendors and service providers for next-generation Long Term Evolution and WiMAX testing. Azimuth Systems is a leading provider of wireless broadband test equipment and channel emulators for WiMAX, 4G and Wi-Fi.

Keithley continued to receive recognition as a technology leader in the field of RF measurements for its RF product family. In July, the Company received the prestigious R&D 100 Award presented by R&D Magazine for its 4x4 MIMO RF Test System. This is the 21st R&D 100 Award that the Company has received for their products. In May, Keithley also received Portable Design Magazine’s 2008 Editor’s Choice Awards in the Test and Measurement category for its MIMO RF Test System.

Nine Month Results

For the nine months ending June 30, 2008, net sales were $119.3 million, up 11 percent from $107.4 million last year. The effect of a weaker U.S. dollar positively impacted sales growth by approximately four percentage points. The Company reported net income for the first nine months of fiscal 2008 of $2.0 million, or $0.13 per share, compared with net income of $0.5 million, or $0.03 per share, in the same period last year. Operating income for the first nine months of fiscal 2008 was $1.7 million versus an operating loss of $3.7 million in the first nine months of last year. The period-over-period increase in operating earnings was the result primarily of higher sales volume, offset partially by an increase in selling, general and administrative costs.

For the first nine months of fiscal 2008, the Company recorded tax expense of $0.2 million, an effective tax rate of 10.0 percent. The rate, excluding a number of discrete items, was 33.7 percent for the first nine months of fiscal 2008. For the first nine months of fiscal 2007, the Company recorded a tax benefit of $2.5 million, an effective tax benefit rate of 127.2 percent, which included the impact of retroactive application of research tax credits that had previously expired.

Orders of $120.1 million for the nine months ending June 30, 2008, increased 13 percent from $106.2 million last year. Geographically, orders increased nine percent in the Americas, 11 percent in Asia, and 20 percent in Europe. For the first nine months of fiscal 2008, semiconductor customer orders comprised approximately 30 percent of the total, wireless communications customer orders were approximately 15 percent of the total, precision electronic components and subassembly manufacturers’ orders were approximately 25 percent of the total, and research and education customer orders were approximately 25 percent of the total.

Balance Sheet and Cash Flow

The Company used $2.4 million of cash from operations during the third quarter of fiscal 2008 and $2.1 million during the first nine months of fiscal 2008. Cash and short-term investments totaled $26.4 million at June 30, 2008, and total debt was approximately $0.3 million. At June 30, 2008, the Company continued to classify as long-term investments the fair market value of Auction Rate Securities valued at approximately $7.0 million. Inventory of $18.6 million increased $4.7 million from year ago levels, primarily the result of new products, and they decreased $1.2 million sequentially. Inventory turns were 3.8 at June 30, 2008, compared to 4.2 a year ago and 3.6 at March 31, 2008. Trade receivables were $21.8 million, up $3.1 million from June 30, 2007. Days sales outstanding were 52 at June 30, 2008, compared to 46 a year ago.

Stock Buyback Program

During the third quarter of fiscal 2008, the Company repurchased 47,900 shares for $0.5 million at an average cost of $10.10 per share under the terms of the Company’s previously announced stock repurchase program (the “Program”). During the first nine months of fiscal 2008, the Company had repurchased 482,300 shares for $4.7 million at an average cost of $9.74 per share. During the period July 1, 2008 through July 21, 2008, the Company repurchased an additional 31,650 shares. From the Program’s inception through July 21, 2008, the Company has repurchased 664,950 shares for $6.6 million at an average cost of $9.87 per share. The Program allows for the purchase of 2,000,000 Common Shares through February 2009.

Operations Outlook

“Although global economic conditions are currently uncertain and we are faced with headwinds serving the semiconductor industry, overall, the global electronics industry remains healthy. The reported addition of more than 300 million consumers from emerging markets of the world creates new opportunities for the electronics industry. We are poised to capitalize on these opportunities as roughly three-quarters of our sales are generated outside of the Americas,” stated Keithley.

“We are encouraged by the interest that our recently introduced products have generated and are looking forward to the opportunities on the horizon. Now that we have introduced capabilities that extend our portfolio, we are able to offer a broader, more compelling array of inter-related products to the market, providing our customers with the critical tools they need throughout the research-to-production continuum,” stated Keithley.

Keithley added, “We are committed to building a Company capable of producing superior financial results. We look to sales growth propelled by our new products as the principal means by which we will be able to meet this commitment. We are confident in our strategy, the strength of our measurement platforms, and the growth prospects for the applications we have chosen to target.”

Based upon current expectations, the Company is estimating net sales for the fourth quarter of fiscal 2008, which will end September 30, 2008, to range between $36 and $41 million and earnings before taxes to range from a loss to earnings in the single digits as a percentage of net sales. Operating costs are expected to decrease slightly in the fourth quarter of fiscal 2008 from the levels experienced during the third quarter of fiscal 2008. The Company expects the effective tax rate for the remainder of fiscal 2008 to approximate the statutory rate, excluding discrete items and assuming the U.S. Congress does not enact legislation to restore research and development credits. The effective tax rate will fluctuate based on actual results.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, and spending, are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to maintain planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, July 24, 2008, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,

	2008		2007		2008		2007
NET SALES	$40,955	100.0%	$33,446	100.0%	$119,331	100.0%	$107,402	100.0%

Cost of goods sold	17,191	42.0	14,059	42.0	48,588	40.7	43,461	40.5

Gross profit	23,764	58.0	19,387	58.0	70,743	59.3	63,941	59.5

Selling, general and administrative expenses	17,441	42.6	15,288	45.7	49,869	41.8	48,255	44.9
Product development expenses	6,771	16.5	7,116	21.3	19,212	16.1	19,363	18.0

Operating (loss) income	(448)	(1.1)	(3,017)	(9.0)	1,662	1.4	(3,677)	(3.4)

Investment income	338	0.8	582	1.7	1,321	1.1	1,715	1.5
Interest expense	(15)	(0.0)	(11)	(0.0)	(53)	(0.0)	(38)	(0.0)
Impairment of long-term investments	-	(0.0)	-	(0.0)	(670)	(0.6)	-	(0.0)

(Loss) income before income taxes	(125)	(0.3)	(2,446)	(7.3)	2,260	1.9	(2,000)	(1.9)

Income tax (benefit) expense	(86)	(0.2)	(1,987)	(5.9)	225	0.2	(2,543)	(2.4)

NET (LOSS) INCOME	$(39)	(0.1)%	$(459)	(1.4)%	$2,035	1.7%	$543	0.5%

Basic (loss) income per share	$(0.00)		$(0.03)		$0.13		$0.03
Diluted (loss) income per share	$(0.00)		$(0.03)		$0.13		$0.03

Cash dividends per Common Share	$.0375		$.0375		$.1125		$.1125
Cash dividends per Class B Common Share	$.030		$.030		$.090		$.090

Weighted average number of shares outstanding (000) - Diluted	15,772		16,252		16,106		16,406

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	June 30, 2008	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$20,156	$12,888
Short-term investments	6,201	32,340
Refundable income taxes	132	136
Accounts receivable and other, net of allowances	23,067	19,510
Inventory	18,623	14,675
Other current assets	5,997	5,987

Total current assets	74,176	85,536

Property, plant and equipment, net	13,448	13,699
Investments	7,673	1,324
Other assets	48,524	45,847

Total assets	$143,821	$146,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$283	$799
Accounts payable	6,803	8,018
Other current liabilities	12,057	13,463

Total current liabilities	19,143	22,280

Long-term debt	--	--
Other long-term liabilities	13,594	11,102

Shareholders' equity	111,084	113,024

Total liabilities and shareholders' equity	$143,821	$146,406

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168